Exhibit 99.6

Project Phoenix Employee Email

Good afternoon Gurus,

I am writing to you with some exciting news to share about PropertyGuru and its future. We just announced that we’ve taken the first steps to becoming a global public company listed on the New York Stock Exchange (“NYSE”). You can read our announcement here.

We will be going public through a business combination with Bridgetown 2, a Special Purpose Acquisition Company (or a “SPAC”) formed by high caliber investors Richard Li and Peter Thiel. We chose Bridgetown 2 because they believe in our mission and strategy and share our vision for the future. We are also thrilled to welcome a number of other global investors, who have committed to invest into the company as part of this process. In addition, our existing investors – KKR, TPG and REA – will stay fully invested.

Becoming a public company is the next step in our journey. It brings additional investments in the business and opens a new chapter of growth towards our vision of creating the property trust platform for Southeast Asia. I look forward to leading PropertyGuru through the upcoming journey alongside our management team.

WHAT DOES THIS MEAN?

As you know, PropertyGuru has grown over the past 14 years and today, we are the #1 digital property marketplace in Southeast Asia.

The past 18 months have been challenging for our industry. We saw it as an opportunity to continue investing in our innovative products and services, such as FastKey, Storyteller, virtual events and awards, and launched PropertyGuru Finance. We brought MyProperty Data into the Group and launched a slew of data packed solutions for agent partners. At the same time, we are expanding our positions in Malaysia and Thailand through our planned acquisition of REA Group’s operations. As a result, our market positions are stronger than ever, and we are a healthy business.

While we have achieved a lot, there is still plenty more for us to do. The steps we have taken over the past years have positioned our company to capture significant long-term opportunities that are being created in Southeast Asia’s property market with the rapid increase in urbanization, a rising middle class population and the digitalization of our economies. As we recover from the pandemic, we want to be able to accelerate growth and capitalize on our market leadership.

We couldn’t be prouder of what we all have accomplished together. We are just getting started!

NEXT STEPS

Please keep in mind today’s announcement is just the first step in the process and there are several additional steps that we will need to complete before the transaction closes and PropertyGuru officially becomes a publicly traded company, which we expect to occur in the fourth quarter of 2021 or first quarter of 2022.

In the meantime, we need to stay 100% focused on our day-to-day responsibilities. We have some inspiring plans for the second half of 2021 and I am counting on each of you to continue delivering value for the property seekers, sellers, agents, developers and financiers who turn to us every day to make confident property decisions.

Monday at 10.30am Singapore time, we will host a special Town Hall meeting where we will discuss this transaction and what it means for our Group, as well as address any questions you might have. Please look for the invitation from Gen.

If you receive any inquiries from the media or other external third parties, please direct them to our director of corporate communications, Sheena Chopra (sheena@propertyguru.com.sg). If you have any queries, please reach out to your ELT.

On behalf of the entire leadership and management team, I want to thank all of you for your hard work, passion, dedication. This milestone would not have been possible without you.

Enjoy the milestone but let’s stay true to our Vision, and to our Values.

I look forward to speaking with you in the morning.

All the best,

Hari

Hari V Krishnan CEO & Managing Director Paya Lebar Quarter, 1 Paya Lebar Link #12-01/04, Singapore 408533

PropertyGuru Group

[ SG PropertyGuru.com.sg / CommercialGuru.com.sg ][ MY PropertyGuru.com.my  ]

[ TH DDproperty.com ][ ID Rumah.com / RumahDijual.com ][ VN  Batdongsan.com.vn ]

[ ASIA AsiaPropertyAwards.com / AsiaRealEstateSummit.com ]